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PROSPECTUS SUPPLEMENT NO. 10 to Prospectus Dated January 15, 2003
of
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Relating to
Resales by Selling Securityholders
of
5% Convertible Senior Notes
and Shares of Common Stock Issuable upon Conversion of the Senior Notes

        This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

Selling Holder	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Stock Beneficially Owned After Completion of the Offering
Arbitex Master Fund L.P. (1)	7,500,000	2,790,305	308,134	2,482,171
McMahan Securities Co. L.P. (2)	25,000	1,027	1,027	0
Merrill Lynch Pierce Fenner & Smith Inc. (3)	7,172,000	295,931	294,658	1,273
Sagamore Hill Hub Fund Ltd. (4)	1,159,000	51,417	47,617	3,800

(1)
Clark K. Hunt, Jonathan P. Bren and Kenneth Tananbaum exercise voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(2)
Norman L. Ziegler, Chief Financial Officer, exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(3)
Nate Boroff exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(4)
S. Scott Roth, Partner/Managing Director, exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

Prospectus Supplement dated October 14, 2003

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PROSPECTUS SUPPLEMENT NO. 10 to Prospectus Dated January 15, 2003 of COMPUTER ASSOCIATES INTERNATIONAL, INC. Relating to Resales by Selling Securityholders of 5% Convertible Senior Notes and Shares of Common Stock Issuable upon Conversion of the Senior Notes